Exhibit 99.1

Yum! Brands Inc. Reports Strong Full Year 2008 EPS Growth of 14% or $1.91 Per Share, Excluding Special Items and Fourth Quarter Operating Profit Growth of 17%, Excluding Special Items

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 3, 2009--Yum! Brands Inc. (NYSE: YUM) today reported results for the fourth quarter and year ended December 27, 2008.

FULL-YEAR HIGHLIGHTS

  Worldwide system-sales growth of 7%, excluding foreign currency translation, driven by record international development of 1,495 new units and same-store-sales growth of 3%.
  Worldwide operating profit growth of 8%, excluding special items, including double-digit operating profit growth from China Division of 25% and Yum! Restaurants International (YRI) of 10%, partially offset by a 6% decline in the U.S.
  Record shareholder payout of $2 billion through share buybacks and dividends, with share buybacks reducing average diluted share count by 9%.
  An industry leader with return on invested capital (ROIC) of 20%.

FOURTH-QUARTER HIGHLIGHTS

  Worldwide system-sales growth of 6%, excluding foreign currency translation, with strong international development of 630 new units and same-store-sales growth of 3%, which marks our 21st consecutive quarter of same-store-sales growth.
  Strong worldwide operating profit growth of 17%, excluding special items, driven by 18% growth in China Division, 7% growth in the U.S., and lower corporate and unallocated G&A partially offset by a 2% decline in YRI due to the negative impact of foreign currency translation.

Note: All comparisons are versus the same period a year ago unless noted.

	Fourth Quarter			Full Year
	2008	2007	% Change	2008	2007	% Change
EPS Excluding Special Items	0.46	0.44	+5	1.91	1.68	+14
Special Items[1]	(0.03)	-	NM	0.05	-	NM
EPS	0.43	0.44	(3)	1.96	1.68	+17

[1] See Reconciliation of Non-GAAP Measurements to GAAP Results for further detail.

David C. Novak, Chairman and CEO, said, “I’m very pleased to report 14% EPS growth for the full year 2008, ending the year with impressive 17% operating profit growth in the fourth quarter, both before special items. These results for 2008 again exceeded our annual target for at least 10% EPS growth and represent our seventh straight year of at least 13% growth. Our China and YRI Divisions, which now account for 60% of operating profit, are a major factor in driving this consistency of performance. 2008 was no exception, as we opened a record 1,495 new restaurants outside the U.S., generated worldwide same-store-sales growth of 3%, and grew worldwide operating profit by 8%.

“As we go into 2009 we continue to target at least 10% growth in EPS, while recognizing that in particular the U.S. consumer is under extreme financial pressure, making sales growth more difficult to achieve than in recent times. This is particularly evident for the higher guest check dinner occasion. Nevertheless, we remain confident that the power of our global portfolio will enable us to once again perform relatively well in what promises to be a challenging environment.

“The good news is that we have already taken actions to significantly improve our 2009 cost structure in the U.S. and at the corporate level. We are also more focused than ever on bringing innovative incremental sales layers and value to our consumers around the globe. In 2008, this included successful launches of the Tuscani pasta line at Pizza Hut, and the “Why Pay More?” menu and Frutista Freeze line of beverages at Taco Bell. For 2009, we will continue to build on these successful new sales layers with product additions, as well as create new sales layers such as Kentucky Grilled Chicken at KFC. Finally, it is important to note that we do not need to access the credit markets in 2009 to finance our company and our strong cash flow and balance sheet provide us with the flexibility to successfully navigate through these challenging financial times.

“Overall, the long-term fundamentals driving the growth of our global portfolio remain intact and continue to give us the unique ability to drive unparalleled international new unit development while also achieving same-store-sales growth, and improving our industry-leading return on invested capital. Given all this, we expect to continue to drive shareholder value in 2009 and beyond.”

CHINA DIVISION

	Fourth Quarter				Full Year
($ million, except restaurant counts and percentages)			% Change				% Change
	2008	2007	Reported	Ex F/X	2008	2007	Reported	Ex F/X
System-Sales Growth %			+23	+15			+31	+20
Restaurant Margin %	15.9	17.4	(1.5)	(1.6)	18.4	20.1	(1.7)	(1.7)
Operating Profit	117	99	+18	+8	469	375	+25	+14
  China Division system-sales growth of 20% for the full year and 15% for the fourth quarter, excluding foreign currency translation, was driven by mainland China unit development and same-store-sales growth. Foreign currency translation benefited fourth quarter and full year reported system sales growth.

Mainland China opened a record of 504 new units in 2008, surpassing 3,000 units, which further strengthened the company’s leadership position in China’s rapidly growing restaurant industry.

Mainland China Units	2008	% Change
Traditional Restaurants	3,013	+18
KFC	2,497	+17
Pizza Hut Casual Dining	416	+19
Pizza Hut Home Service	79	+49

Mainland China full year same-store-sales grew by 7%, lapping growth of 12% in 2007. Fourth quarter same-store-sales growth of 1% lapped exceptional growth of 17%. Note, the fourth quarter performance was negatively impacted by one point due to a weekend shift in December.

  For the full year and fourth quarter 2008, the decrease in China Division restaurant margin percentage was due to continued high commodity inflation, as well as labor inflation. Commodity inflation was $78 million for the full year and $22 million for the fourth quarter. We expect 2009 commodity inflation to moderate as the year progresses resulting in at least flat margins for the full year.
  Foreign currency conversion benefited full year and fourth quarter operating profit by $41 million and $10 million, respectively.
  Fourth quarter operating profit growth of 18% lapped exceptionally strong growth of 44% in 2007.

YUM! RESTAURANTS INTERNATIONAL (YRI) DIVISION

	Fourth Quarter				Full Year
($ million, except restaurant counts and percentages)			% Change				% Change
	2008	2007	Reported	Ex F/X	2008	2007	Reported	Ex F/X
Traditional Restaurants	12,746	12,173	+5		12,746	12,173	+5
System-Sales Growth %			+1	+9			+10	+8
Operating Profit	131	133	(2)	+8	528	480	+10	+8
Operating Margin %	15.3	13.9	+1.4	+0.8	17.4	15.6	+1.8	+1.3
  YRI continued to generate strong system-sales growth of 9% for the quarter and 8% for the full year, excluding foreign currency translation, demonstrating the power of the YRI portfolio, which includes over 700 franchisees and presence in over 110 countries. In the fourth quarter, reported system-sales growth was negatively impacted by 8 percentage points due to foreign currency translation. The table below provides further insight into key YRI markets.
Key YRI Markets	System-Sales Growth Ex F/X (%)		Net Unit
	Fourth Quarter	Full Year	Growth (%)
Franchise Only Markets
Asia (ex China Division)	+10	+8	+4
Continental Europe	+12	+11	+6
Middle East	+22	+24	+13
Latin America	+11	+12	+4
Company/Franchise Markets
Australia	+6	+5	(1)
UK	+3	+2	+2
New Growth Markets	+26	+19	+19
Note: The markets listed above generate approximately 80% of YRI operating profit. New Growth Markets include France, Russia, and India.
  For the full year, YRI same-store-sales grew by 4%, lapping growth of 6% in 2007. Fourth quarter same-store-sales growth of 5% lapped growth of 5%.
  For 2008, YRI opened a record 924 new restaurants in more than 75 countries with our franchise partners opening 94% of these new units.
  Foreign currency translation negatively impacted operating profit by $13 million in the fourth quarter and generated a full year benefit of $9 million.
  The loss of a Value Added Tax (VAT) exemption in our Mexico business adversely impacted restaurant margin percentage by more than one percentage point for the quarter and the full year. This negatively impacted operating profit by $11 million or 8 points of growth for the quarter and $34 million or 7 points of growth for the full year. For the first quarter of 2009, the negative impact is expected to be $4 million after which it will no longer impact subsequent quarters.

U.S. DIVISION

	Fourth Quarter			Full Year
($ million, except restaurant counts and percentages)
	2008	2007	% Change	2008	2007	% Change
Same-Store-Sales Growth %	+2	+1		+2	Even
Restaurant Margin %	14.0	12.1	+1.9	12.5	13.3	(0.8)
Operating Profit	211	196	+7	694	739	(6)
Operating Margin %	14.1	12.7	+1.4	13.5	14.2	(0.7)
  Fourth quarter system same-store-sales growth was 2%, the sixth straight quarter of growth.
  Fourth quarter restaurant and operating margin percentages improved due to the benefit from pricing and refranchising partially offset by $32 million of commodity inflation. Full year restaurant and operating margins declined due primarily to record high commodity inflation of $119 million.

U.S. REFRANCHISING UPDATE

During 2008, a total of 700 company-owned U.S. restaurants were sold to franchisees reducing company ownership to 19%. As previously announced, we expect to refranchise 500 units in 2009 and reduce company ownership to 10% or less by year-end 2010.

We expect U.S. refranchising will generate the following financial impacts over the three-year period (2008-2010): pretax sales proceeds of about $1 billion, U.S. restaurant margin improvement of about 2.5 percentage points, neutral to slightly dilutive to U.S. operating profit, Yum ROIC improvement of about 3 percentage points, net refranchising gains of about $150 million, and EPS accretion of about 2%.

SHAREHOLDER PAYOUTS

In 2008, shareholder payouts totaled $2 billion, including $1.6 billion in share buybacks and $322 million in dividends. During the fourth quarter, we purchased 4 million shares at an average purchase price of $26.55, or a total of $116 million. For the full year, we purchased 47 million shares at an average purchase price of $34.50 reducing average diluted shares outstanding by 9%. Over the past four years, average diluted shares outstanding declined by 20% due to over $5 billion in share buybacks.

CORPORATE AND UNALLOCATED G&A EXPENSE

In the fourth quarter, corporate and unallocated G&A expense, excluding special items, declined by $33 million primarily due to the lapping of higher annual incentive compensation and investments in strategic projects in the fourth quarter of 2007. Including special items of $41 million discussed in the following section, corporate and unallocated G&A expense increased from $109 million to $117 million.

SPECIAL ITEMS

For the full year, special items totaled a gain of $0.05 per share including a $100 million gain from the sale of our minority interest in KFC Japan and items related to the transformation of our U.S. business: $5 million of U.S. refranchising losses and $56 million of U.S. restructuring charges and U.S. brand reinvestments. In the fourth quarter, special items totaled a loss of $0.03 per share including U.S. refranchising gains of $17 million and $43 million of U.S. restructuring charges and U.S. brand reinvestments.

Looking ahead to the first quarter of 2009, we expect special items to adversely impact reported EPS due to U.S. brand reinvestments of approximately $25 million related to the installation of new ovens in KFC franchise restaurants and U.S. G&A restructuring charges of about $5 million partially offset by refranchising gains. In first quarter 2008, a significant special item net gain of $68 million occurred which included the $100 million gain from the sale of our minority interest in KFC Japan partially offset by U.S. refranchising losses, U.S. restructuring charges, and U.S. brand reinvestments.

Note: All special item dollar amounts are pre-tax, per share figures are after-tax.

FIRST QUARTER 2009 OUTLOOK

As we previously communicated in our Investor Update Meeting on December 10th, our plan for 2009 growth will be back-end loaded. A number of factors that will impact our full year 2009 performance are most evident in the first quarter: (1) the majority of our full year commodity inflation is expected to hit the first quarter, (2) the financial benefits of the G&A restructuring announced in the fourth quarter will not be fully realized until the second quarter as these actions are still in progress, (3) KFC U.S. does not anticipate significant improvement until the launch of Kentucky Grilled Chicken in the second quarter, and (4) China is lapping exceptionally strong performance in the first half of 2009 as mainland China same-store-sales growth was 13% and China Division operating profit growth was 35% in the first half of 2008.

Additionally, significant negative impact from foreign currency translation in YRI’s results will impact the first quarter, and is expected to continue through all of 2009, based on current foreign currency rates.

Given all of these factors, we expect EPS, excluding special items, to decline in the first quarter of 2009.

2009 GUIDANCE

The company expects full year 2009 EPS of at least 10% growth, or $2.10 per share, excluding special items.

Full details of our 2009 Guidance can be found online at http://www.yum.com/investors/news.asp and http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

DEFINITIONS OF KEY MARKETS

The following list of definitions provides the significant countries and territories with at least 25 restaurants that are included in key markets that generally follow Yum! business management units for internal reporting purposes. For a complete list of countries and territories please see our detailed store count information available on our website.

China Division includes mainland China, Thailand (KFC and Pizza Hut), and Taiwan (KFC).

YRI Division

Asia (ex China Division) includes Thailand (A&W), Japan, Indonesia, Malaysia, Philippines, Hawaii, Korea (KFC), Singapore, Taiwan (Pizza Hut and Long John Silver’s), Hong Kong, and Vietnam.

Australia includes Australia and New Zealand.

Continental Europe includes Belgium, Spain, Portugal, Cyprus, Germany (Pizza Hut), Greece, Italy, Israel, Romania, Poland, and the Czech Republic.

Latin America includes Brazil, El Salvador, Guatemala, Honduras, Costa Rica, Dominican Republic, Jamaica, Panama, Trinidad & Tobago, Chile, Ecuador, Peru, and Puerto Rico.

Middle East includes Bahrain, United Arab Emirates, Egypt, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Morocco, Turkey, and Pakistan.

New Growth Markets include France, Russia, and India.

UK includes Great Britain, Ireland, and Northern Ireland.

U.S. Division includes the continental United States and Alaska.

RETURN ON INVESTED CAPITAL (ROIC)

Return on invested capital (ROIC), along with same-store-sales growth and net unit development, is a key driver of shareholder value. For calculation details, please see our website at www.yum.com/investors.

2008 Fourth-Quarter End Dates		2009 First-Quarter End Dates
International Division	12/1/2008	International Division	2/23/2009
China Division	12/31/2008	China Division	2/28/2009
U.S. Business	12/27/2008	U.S. Business	3/21/2009

CONFERENCE CALL

Yum! Brands Inc. will host a conference call to review the company’s financial performance and strategies at 9:15 a.m. ET Wednesday, February 4, 2009.

For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.

The call will be available for playback beginning at noon Eastern Time Wednesday, February 4, through midnight Wednesday, February 18. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 82072032.

The webcast and the playback can be accessed via the Internet by visiting Yum! Brands’ Web site, www.yum.com/investors and selecting “Q4 2008 Earnings Call”.

For your added convenience . . . A podcast will be available within 24 hours of the end of the call at www.yum.com/investors.

ADDITIONAL INFORMATION ONLINE

Fourth-quarter restaurant-count details, definitions of terms, and segment-results reconciliation are available online at http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

For our detailed full-year 2009 guidance, please refer online to http://www.yum.com/investors/news.asp and http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

This announcement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan” or other similar terminology. These forward-looking statements are based on current expectations and assumptions and upon data available at the time of the statements and are neither predictions nor guarantees of future events or circumstances. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause actual results to differ materially include, but are not limited to, global and local economic and political conditions in the countries where we operate, including the effects of war and terrorist activities; currency exchange and interest rates; commodity, labor and other operating costs; competition, consumer preferences or perceptions concerning the products of the company and/or our competitors; the impact that any widespread illness, food borne illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing; new-product and concept development by us and our competitors; the success of our corporate restructuring and/or our strategies for refranchising and international development and operations; the continued viability of our franchise and license operators; our ability to secure distribution and adequate supply to our restaurants; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; pending or future legal claims involving the company; our effective tax rates; our actuarially determined casualty loss estimates; government regulations applicable to our business; and accounting policies and practices. Additional detail about factors that could affect our financial and other results are included in our Forms 10-Q and 10-K, filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to address or update each factor in future filings or communications regarding our business results.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with over 36,000 restaurants in more than 110 countries and territories. The company is ranked #253 on the Fortune 500 List, with revenues in excess of $10 billion in 2007. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opens an average of about four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. For the second year, the company launched the world’s largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. This effort will help save over 1.8 million people from starvation in remote corners of the world, where hunger is most prevalent.

Yum! Brands, Inc.
Consolidated Summary of Results
(amounts in millions, except per share amounts)
(unaudited)

	Quarter		% Change	Year		% Change
	12/27/08	12/29/07	B/(W)	12/27/08	12/29/07	B/(W)
Company sales	$2,944	$2,842	4	$9,843	$9,100	8
Franchise and license fees	439	420	5	1,436	1,316	9
Total revenues	3,383	3,262	4	11,279	10,416	8

Costs and expenses, net
Food and paper	974	900	(8)	3,239	2,824	(15)
Payroll and employee benefits	688	720	4	2,370	2,305	(3)
Occupancy and other operating expenses	881	846	(4)	2,856	2,644	(8)
Company restaurant expenses	2,543	2,466	(3)	8,465	7,773	(9)
General and administrative expenses	444	463	4	1,342	1,293	(4)
Franchise and license expenses	29	10	(188)	74	40	(86)
Closures and impairment (income) expenses	34	23	NM	43	35	NM
Refranchising (gain) loss	(21)	(6)	NM	(5)	(11)	NM
Other (income) expense	(6)	(24)	(73)	(146)	(71)	106
Total costs and expenses, net	3,023	2,932	(3)	9,773	9,059	(8)

Operating profit	360	330	9	1,506	1,357	11
Interest expense, net	74	54	(36)	226	166	(36)
Income before income taxes	286	276	3	1,280	1,191	7
Income tax provision	82	45	(81)	316	282	(12)
Net income	$204	$231	(12)	$964	$909	6

Effective tax rate	28.6%	16.4%		24.7%	23.7%

Basic EPS Data
EPS	$0.44	$0.45	(3)	$2.03	$1.74	17
Average shares outstanding	465	509	9	475	522	9

Diluted EPS Data
EPS	$0.43	$0.44	(3)	$1.96	$1.68	17
Average shares outstanding	479	528	9	491	541	9

Dividends declared per common share	$0.38	$0.30		$0.72	$0.45

See accompanying notes.

Foreign currency translation negatively impacted both Total revenues and Operating profit by 1%, for the quarter and positively impacted Total revenues and Operating profit by 2% and 4%, respectively, for the year.

Yum! Brands, Inc.
CHINA DIVISION Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change	Year		% Change
	12/27/08	12/29/07	B/(W)	12/27/08	12/29/07	B/(W)

Company sales	$1,009	$724	39	$3,058	$2,075	47
Franchise and license fees	22	25	(8)	70	69	2
Revenues	1,031	749	38	3,128	2,144	46

Company restaurant expenses, net
Food and paper	383	271	(42)	1,152	756	(52)
Payroll and employee benefits	147	101	(44)	423	273	(55)
Occupancy and other operating expenses	319	225	(41)	919	629	(46)
	849	597	(42)	2,494	1,658	(50)
General and administrative expenses	65	61	(10)	186	151	(24)
Franchise and license expenses	—	—	NM	—	—	NM
Closures and impairment (income) expenses	5	3	NM	8	7	NM
Other (income) expense	(5)	(11)	(55)	(29)	(47)	(38)
	914	650	(41)	2,659	1,769	(50)
Operating profit	$117	$99	18	$469	$375	25

Company sales	100.0%	100.0%		100.0%	100.0%
Food and paper	38.0	37.4	(0.6) ppts.	37.7	36.4	(1.3)	ppts.
Payroll and employee benefits	14.5	14.0	(0.5) ppts.	13.8	13.2	(0.6)	ppts.
Occupancy and other operating expenses	31.6	31.2	(0.4) ppts.	30.1	30.3	0.2	ppts.
Restaurant margin	15.9%	17.4%	(1.5) ppts.	18.4%	20.1%	(1.7)	ppts.

See accompanying notes.

China Division includes mainland China, Thailand and KFC Taiwan

As discussed in (d) in the accompanying notes, we began consolidating an entity in China, with 182 units, in which we have a majority interest, on January 1, 2008. This entity was previously accounted for as an unconsolidated affiliate. For the quarter ended December 27, 2008 the consolidation of this entity increased Company sales by $99 million, Company restaurant expenses by $82 million, General and administrative expenses by $2 million and Operating profit by $2 million while decreasing Franchise and license fees and Other income by $6 million and $7 million, respectively. For the year ended December 27, 2008 the consolidation of this entity increased Company sales by $299 million, Company restaurant expenses by $237 million, General and administrative expenses by $6 million and Operating profit by $7 million while decreasing Franchise and license fees and Other income by $19 million and $30 million, respectively.

Yum! Brands, Inc.
YUM! RESTAURANTS INTERNATIONAL DIVISION Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change		Year		% Change
	12/27/08	12/29/07	B/(W)		12/27/08	12/29/07	B/(W)

Company sales	$658	$770	(14)		$2,375	$2,507	(5)
Franchise and license fees	197	188	5		651	568	15
Revenues	855	958	(11)		3,026	3,075	(2)

Company restaurants expenses, net
Food and paper	213	233	9		752	751	—
Payroll and employee benefits	170	203	16		618	655	6
Occupancy and other operating expenses	212	248	14		742	794	7
	595	684	13		2,112	2,200	4
General and administrative expenses	116	136	15		365	375	3
Franchise and license expenses	5	—	NM		17	11	(62)
Closures and impairment (income) expenses	8	6	NM		5	14	NM
Other (income) expense	—	(1)	(100)		(1)	(5)	(87)
	724	825	12		2,498	2,595	4
Operating profit	$131	$133	(2)		$528	$480	10

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.1	30.2	(1.9)	ppts.	31.6	29.9	(1.7)	ppts.
Payroll and employee benefits	25.9	26.3	0.4	ppts.	26.0	26.1	0.1	ppts.
Occupancy and other operating expenses	32.3	32.2	(0.1)	ppts.	31.3	31.7	0.4	ppts.
Restaurant margin	9.7%	11.3%	(1.6)	ppts.	11.1%	12.3%	(1.2)	ppts.

Operating margin	15.3%	13.9%	1.4	ppts.	17.4%	15.6%	1.8	ppts.

See accompanying notes.

Yum! Brands, Inc.
UNITED STATES Operating Results
(amounts in millions)
(unaudited)

	Quarter		% Change		Year		% Change
	12/27/08	12/29/07	B/(W)		12/27/08	12/29/07	B/(W)

Company sales	$1,277	$1,348	(5)		$4,410	$4,518	(2)
Franchise and license fees	220	207	6		715	679	5
Revenues	1,497	1,555	(4)		5,125	5,197	(1)

Company restaurants expenses, net
Food and paper	378	396	5		1,335	1,317	(1)
Payroll and employee benefits	371	416	11		1,329	1,377	4
Occupancy and other operating expenses	350	373	6		1,195	1,221	2
	1,099	1,185	7		3,859	3,915	1
General and administrative expenses	146	157	6		494	510	3
Franchise and license expenses	19	10	(82)		47	29	(62)
Closures and impairment (income) expenses	21	14	NM		30	14	NM
Other (income) expense	1	(7)	105		1	(10)	106
	1,286	1,359	5		4,431	4,458	1
Operating profit	$211	$196	7		$694	$739	(6)

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	29.6	29.4	(0.2)	ppts.	30.3	29.2	(1.1)	ppts.
Payroll and employee benefits	29.0	30.9	1.9	ppts.	30.1	30.5	0.4	ppts.
Occupancy and other operating expenses	27.4	27.6	0.2	ppts.	27.1	27.0	(0.1)	ppts.
Restaurant margin	14.0%	12.1%	1.9	ppts.	12.5%	13.3%	(0.8)	ppts.

Operating margin	14.1%	12.7%	1.4	ppts.	13.5%	14.2%	(0.7)	ppts.

See accompanying notes.

Yum! Brands, Inc.
Consolidated Balance Sheets
(amounts in millions)

	(unaudited)
	12/27/08	12/29/07
ASSETS
Current Assets
Cash and cash equivalents	$164	$789
Accounts and notes receivable, less allowance: $23 in 2008 and $21 in 2007	229	225
Inventories	143	128
Prepaid expenses and other current assets	172	142
Deferred income taxes	81	125
Advertising cooperative assets, restricted	110	72
Total Current Assets	899	1,481
Property, plant and equipment, net of accumulated depreciation and amortization of $3,187 in 2008 and $3,283 in 2007	3,710	3,849
Goodwill	605	672
Intangible assets, net	335	354
Investments in unconsolidated affiliates	65	153
Other assets	561	443
Deferred income taxes	331	290
Total Assets	$6,506	$7,242

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$1,422	$1,650
Income taxes payable	120	52
Short-term borrowings	25	288
Advertising cooperative liabilities	110	72
Total Current Liabilities	1,677	2,062

Long-term debt	3,564	2,924
Other liabilities and deferred credits	1,377	1,117
Total Liabilities	6,618	6,103

Shareholders’ Equity (Deficit)
Common stock, no par value, 750 shares authorized; 459 shares and 499 shares issued in 2008 and 2007, respectively	7	—
Retained earnings	299	1,119
Accumulated other comprehensive income (loss)	(418)	20
Total Shareholders’ Equity (Deficit)	(112)	1,139
Total Liabilities and Shareholders’ Equity (Deficit)	$6,506	$7,242

See accompanying notes.

Yum! Brands, Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Year Ended
	(unaudited)
	12/27/08	12/29/07
Cash Flows – Operating Activities
Net income	$964	$909
Depreciation and amortization	556	542
Closures and impairment (income) expenses	43	35
Refranchising (gain) loss	(5)	(11)
Gain on sale of interest in Japan unconsolidated affiliate	(100)	—
Contributions to defined benefit pension plans	(66)	(8)
Deferred income taxes	10	(95)
Equity income from investments in unconsolidated affiliates	(41)	(51)
Distributions of income received from unconsolidated affiliates	41	40
Excess tax benefit from share-based compensation	(44)	(74)
Share-based compensation expense	64	61
Changes in accounts and notes receivable	(6)	(4)
Changes in inventories	(8)	(31)
Changes in prepaid expenses and other current assets	4	(6)
Changes in accounts payable and other current liabilities	(34)	102
Changes in income taxes payable	45	70
Other non-cash charges and credits, net	46	72
Net Cash Provided by Operating Activities	1,469	1,551

Cash Flows – Investing Activities
Capital spending	(935)	(726)
Proceeds from refranchising of restaurants	266	117
Proceeds from sale of interest in Japan unconsolidated affiliate	—	128
Acquisition of restaurants from franchisees	(35)	(4)
Sales of property, plant and equipment	72	56
Other, net	(9)	13
Net Cash Used in Investing Activities	(641)	(416)

Cash Flows – Financing Activities
Proceeds from long-term debt	375	1,195
Repayments of long-term debt	(268)	(24)
Revolving credit facilities, three months or less, net	279	(149)
Short-term borrowings by original maturity
More than three months – proceeds	—	1
More than three months – payments	—	(184)
Three months or less, net	(11)	(8)
Repurchase shares of Common Stock	(1,628)	(1,410)
Excess tax benefit from share-based compensation	44	74
Employee stock option proceeds	72	112
Dividends paid on Common Stock	(322)	(273)
Other, net	—	(12)
Net Cash Used in Financing Activities	(1,459)	(678)
Effect of Exchange Rate on Cash and Cash Equivalents	(11)	13
Net Increase (Decrease) in Cash and Cash Equivalents	(642)	470
Change in Cash and Cash Equivalents due to consolidation of an Entity in China	17	—
Cash and Cash Equivalents - Beginning of Period	$789	$319
Cash and Cash Equivalents - End of Period	$164	$789

See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results
(amounts in millions, except per share amounts)
(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results in 2008 on a basis before Special Items. Included in Special Items are the gain on the sale of our minority interest in our Japan unconsolidated affiliate, U.S. refranchising (gain) loss, charges relating to U.S. General and Administrative (“G&A”) productivity initiatives and realignment of resources, as well as investments in our U.S. Brands. These amounts are described in (e) and (f) in the accompanying notes.

The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before Special Items provides additional information to investors to facilitate the comparison of past and present operations, excluding items in 2008 that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

	Quarter	Year
	12/27/08	12/27/08
Detail of Special Items
Gain of the sale of our interest in our Japan unconsolidated affiliate	$—	$(100)
U.S. Refranchising (gain) loss	(17)	5
Charges relating to U.S. G&A productivity initiatives and realignment of resources	41	49
Investments in our U.S. Brands	2	7
Total Special Items (Income) Expense	26	(39)

Tax on Special Items	(10)	14

Special Items (Income) Expense, net of tax	$16	$(25)

Average diluted shares outstanding	479	491

Special Items diluted EPS	$(0.03)	$0.05

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
Operating Profit before Special Items	$386	$1,467
Special Items Income (Expense)	(26)	39
Reported Operating Profit	$360	$1,506

Reconciliation of EPS Before Special Items to Reported EPS
Diluted EPS before Special Items	$0.46	$1.91
Special Items EPS	(0.03)	0.05
Reported EPS	$0.43	$1.96

Notes to the Consolidated Summary of Results, Consolidated Balance Sheets
and Consolidated Statements of Cash Flows
(amounts in millions, except per share amounts)
(unaudited)

(a)	Percentages may not recompute due to rounding.

(b)	Amounts presented as of and for the quarter and year ended December 27, 2008 are preliminary.

(c)

China Division Other (income) expense includes equity income from our investments in unconsolidated affiliates. In the year ended December 27, 2008, Unallocated Other (income) expense includes the pre-tax gain on the sale of our unconsolidated affiliate in Japan (see Note e).

(d)

On January 1, 2008 we began consolidating an entity in China in which we have a majority interest. This entity was previously accounted for as an unconsolidated affiliate. For the quarter ended December 27, 2008 the consolidation of this entity increased Company sales by $99 million, Company restaurant expenses by $82 million, G&A expenses by $2 million and Operating Profit by $2 million (net of a minority interest of $3 million) while decreasing Franchise and license fees and Other income by $6 million and $7 million, respectively. For the year ended December 27, 2008 the consolidation of this entity increased Company sales by $299 million, Company restaurant expenses by $237 million, G&A expenses by $6 million and Operating profit by $7 million (net of a minority interest of $11 million) while decreasing Franchise and license fees and Other income by $19 million and $30 million, respectively. Our Consolidated Balance Sheet at December 27, 2008 reflects the consolidation of this entity; with Investment in unconsolidated affiliates reduced, the entity’s balance sheet consolidated and a minority interest reflected in Other liabilities and deferred credits.

(e)	During December 2007, we sold our interest in our unconsolidated affiliate in Japan for $128 million in cash (includes the impact of related foreign currency contracts that were settled in 2007). Our international subsidiary that owned this interest operates on a fiscal calendar with a period end that is approximately one month earlier than our consolidated period close. Thus, consistent with our historical treatment of events occurring during the lag period, the pre-tax gain on the sale of this investment was recorded in the quarter ended March 22, 2008 as other income and was not allocated to any segment for reporting purposes. However, the cash proceeds from this transaction were transferred from our international subsidiary to the U.S. in December 2007 and were thus reported on our Consolidated Statement of Cash Flows for the year ended December 29, 2007. Additionally, this transaction has been reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results). Our Investment in unconsolidated affiliates decreased as a result of the sale of our unconsolidated affiliate in Japan.

(f)	As part of our plan to transform our U.S. business we have taken several measures in 2008 that we do not believe are indicative of our ongoing operations. These measures include: expansion of our U.S. refranchising, potentially reducing our Company ownership in the U.S. to below 10% by the year end 2010; charges relating to G&A productivity initiatives and realignment of resources (primarily severance and early retirement costs); and investments in our U.S. Brands made on behalf of our franchisees such as equipment purchases. We have traditionally not allocated refranchising (gains) losses for segment reporting purposes and will not allocate the costs associated with the productivity initiatives, realignment of resources and investments in our U.S. Brands to the U.S. segment. Additionally, these items have been reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).

CONTACT:
Yum! Brands Inc.
Analysts:
Tim Jerzyk, 888-298-6986
Senior Vice President, Investor Relations/Treasurer
or
Bruce Bishop, 888-298-6986
Director Investor Relations
or
Media:
Amy Sherwood, 502-874-8200
Vice President Public Relations